REVISED SCHEDULE A
To the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).
Fees payable to the Manager pursuant to Section 4 of the Investment Management Agreement shall be calculated at the following annual rates based on average daily net assets:
FundRate
AZL BlackRock Global Allocation Fund 0.75%
AZL DFA Five-Year Global Fixed Income Fund 0.60%
AZL DFA International Core Equity Fund0.95%
AZL DFA U.S. Core Equity Fund 0.80%
AZL DFA U.S. Small Cap Fund 0.85%
AZL Enhanced Bond Index Fund 0.35%
AZL Fidelity Inst. Asset Mgmt. Multi-Strategy Fund 0.70%
AZL Fidelity Inst. Asset Mgmt. Total Bond Fund 0.50%
AZL Gateway Fund 0.80%
AZL Government Money Market Fund 0.35%
AZL International Index Fund 0.35%
FundRate
AZL MetWest Total Return Bond Fund 0.60%
AZL Mid Cap Index Fund 0.25%
AZL Moderate Index Strategy Fund 0.40%
AZL Morgan Stanley Global Real Estate Fund0.90%
AZL MSCI Emerging Markets Equity Index Fund 0.85%
AZL MSCI Global Equity Index Fund 0.70%
AZL Russell 1000 Growth Index Fund 0.44%
AZL Russell 1000 Value Index Fund 0.44%
AZL S&P 500 Index Fund 0.17%
AZL Small Cap Stock Index Fund 0.26%
AZL T. Rowe Price Capital Appreciation Fund0.75%

Acknowledged:
Allianz Variable Insurance Products Trust
By:    /s/ Darin Egbert
      _________________________________
Name: Darn Egbert
Title: Assistant Vice President

Allianz Investment Management LLC
By: /s/ Brian Muench
     ________________________________
Name:  Brian Muench
Title:  President
Updated: 10/1/2019